Exhibit 99.1

The Timken Company
Media Contact: Jeff Dafler
Manager — Global Media &
Government Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
jeff.dafler@timken.com
Investor Contact: Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE
Timken Makes Two Key Appointments to Finance Team
Mihaila, Fracassa named senior vice presidents
     CANTON, Ohio — Nov. 6, 2006 — The Timken Company (NYSE: TKR) today announced the appointment of J. Ted Mihaila to the position of senior vice president and controller, and named Philip D. Fracassa as senior vice president — tax and treasury.
     Fracassa and Mihaila will both report to Glenn A. Eisenberg, Timken’s executive vice president — finance and administration, and will serve as officers of the company.
     Mihaila has served as controller for Timken’s Industrial Group since 2000 and took on the additional responsibility of vice president — new business development in 2006. He has held several key finance roles of increasing responsibility since joining Timken in 1975 and holds a bachelor’s degree in accounting from the University of Akron and a master’s degree in business administration from Kent State University.
     “Ted has a strong track record of distinguished service to Timken across his 31-year career,” Eisenberg said. “His in-depth knowledge of the company’s business priorities, processes and systems will be vital assets as we advance our efforts to improve our financial performance on a global basis.”
     Fracassa, who will be responsible for leading the global tax reporting, planning and strategy functions as well as overseeing the company’s treasury activities, has served as vice president — tax since joining the company in 2005. Prior to coming to Timken, Fracassa was senior tax counsel and director of taxes for Visteon

Corporation, where he had responsibility for the automotive supplier’s global tax function. He holds a bachelor’s degree in accounting from the University of Detroit and a juris doctor degree from the University of Detroit Mercy School of Law, and is a Certified Public Accountant.
     ”In a short time, Phil has made significant contributions to Timken. He has a global perspective on tax strategy, and his leadership in the tax and treasury area will be highly valuable to Timken as we continue to position the company to grow in key markets,” Eisenberg said.
     Mihaila and Fracassa will assume their new roles beginning Dec. 1, 2006.
About The Timken Company
     The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative ways to make customers’ products run smoother, faster and more efficiently. Timken’s highly engineered bearings, alloy steels and related products and services turn up everywhere. With operations in 27 countries, sales of $5.2 billion in 2005 and 27,000 employees, Timken is Where You Turn™ for better performance.

The Timken Company